Exhibit 99.2

NeurogesX, Inc.

Second Quarter 2010 Conference Call

August 5, 2010

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. second Quarter 2010 conference call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements regarding the safety and efficacy of Qutenza® including any timing or approval of any expansions on indication; planned commercialization and sales strategies, as well as the expected benefits of such strategies and the effect such strategies may have on sales and revenue expectations; expectations regarding reimbursement for Qutenza, including the receipt and timing of any product specific reimbursement codes; the estimated usage profile of patients that may use Qutenza and physicians that may prescribe Qutenza; sales and marketing expenses for 2010 and into 2011, including the rate of increase of such expenses over 2010 and into 2011; the timing and scope of commercial launch of Qutenza in the United States and European Union; the roles and activities of Astellas in commercialization of Qutenza in the European Union; the timing of re-entry of NGX-1998 into clinical development; the sufficiency of cash resources to fund the Company’s operations into late 2011; and expected sources of capital.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K, which we filed with the SEC on March 19, 2010 as updated by our Form 10-Q filing as filed with the SEC on May 14, 2010 and our most recent Form 10-Q for the second quarter of 2010, which will be filed with the SEC next week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today.

The second quarter 2010 reflects the results of our initial three-month period as a commercial enterprise. Our goal on today’s call is to give you an update on the launch of Qutenza® in the U.S. and Europe. In this discussion, we will update you on key launch metrics, including an update on our reimbursement progress, to help gauge the success of Qutenza in the market. We also have exciting opportunities ahead for our clinical pipeline, and will talk a little bit later about our progress towards initiating a Phase 2 trial for NGX-1998. Stephen will also be providing additional insights into the financial results for the quarter.

The launch of Qutenza is proceeding well as measured by the key metrics we will be discussing shortly. Given the unique selling proposition for Qutenza as a single, one hour, localized treatment that can provide 3 months of relief from pain associated with postherpetic neuralgia, or PHN, we have spent considerable time over the last few conference calls highlighting the Qutenza “total office call” and its impact on the Qutenza launch. This approach results in a significantly different launch ramp from your typical retail pharmaceutical product launch, which only requires the physician to write a prescription before the sale can take place. Briefly, I would like to revisit this approach as an important foundation for understanding our second quarter 2010 results and setting expectations for the next few quarters.

Our 40 sales professionals are initially targeting the top treaters of PHN patients in private practices, hospitals, Military Treatment Facilities and VA’s. Our focus requires considerable time and effort to educate and train physician offices prior to their initial Qutenza treatments. Our sales force exceeded our second quarter “Reach” goal, and by the end of July we had secured face-to-face interactions with nearly 1400 of the approximately 2000 - 3000 high decile physicians we are targeting in the first year of launch.

We also reached and profiled an additional 2400 physicians from our target list of approximately 20,000 deciled physicians to validate these targets going forward. Reflecting the success of our physician outreach, over 500 physicians (and their support staffs) have now been trained on proper Qutenza administration, of which roughly half were trained by our clinical educators and the other half through our sales professionals or other available training programs. We currently have just under 50 physicians awaiting training.

By the end of the second quarter 100 unique users have purchased or prescribed Qutenza and we are pleased to report that this number increased by just over 50% in the month of July. Repeat users have also nearly doubled from the end of the quarter through July. We believe that the recent increases in new and repeat users, albeit off a small base, are reflective of the momentum we are beginning to see in the market. For this discussion, when we talk about users, we are referring to individual physicians, physician practices as well as institutions such as hospitals and clinics. We believe that the “total office call” is preparing physicians, their staffs and their patients to have a positive experience with Qutenza and that this will increasingly lead to both new users and increasing repeat users in the quarters to come.

As part of our highly targeted selling strategy, we are working to establish a national network of “Centers of Excellence,” that offer Qutenza in their practice and who want to be referral centers for PHN patients who may benefit from Qutenza. To assist with this effort, our Qutenza Practice Referral Optimization, or QPRO, Program has been implemented to help drive patients and physician referrals towards these centers of excellence. For Qutenza to succeed, we don’t need every physician to administer Qutenza, but we do need patients around the country to have access to local physician practices or institutions that can administer Qutenza. While this program is just getting off the ground, we believe that it will be a key element in helping to provide national patient access to Qutenza. By helping QPRO accounts communicate information about Qutenza to their patients, referring physicians, advocacy groups and media PHN patients can be directed to these practices for possible treatment with Qutenza.

Another recently implemented support tool for helping patients access Qutenza is the “Find a Doctor” program on the Qutenza Website. This program helps PHN referring physicians and patients find a physician practice that offers Qutenza in their local areas through search functions that include Name, City and Zip Code searches. Since we started “Find a Doctor” in mid June 80 physicians enrolled in the program as of earlier this week. We expect this program to gain momentum in the coming months as more physicians gain experience with Qutenza.

As we have mentioned on earlier calls, our primary objective for the U.S. launch is to ensure a positive initial experience with Qutenza for patients, physicians and their office staff. Training on how to administer and receive reimbursement for Qutenza is required for us to accomplish this goal. Our Pain Education Network, or PEN, and our reimbursement support programs are important aspects of our launch strategy that have been well received by our customers. Our sales force is leveraging PEN, our national network of approximately 75 clinical educators, to schedule and provide in-office trainings before the first patient is treated. To supplement these efforts, we also have on-line training and other physician education tools. Since Qutenza administration involves physicians, nurses and other staff, it usually takes more than one visit to train the full office. By the way you can visit the Qutenza.com website and see many of these programs first hand.

Of course, payer coverage as well as timely and adequate reimbursement is a major factor in the initial Qutenza experience. Our reimbursement support program and a team of reimbursement managers are actively assisting patients and physicians, and working with payers to facilitate access to Qutenza treatment. The uncertainty of timing for reimbursement has prompted most users to ask the reimbursement support program to verify benefits for patients prior to treatment, so that they can understand each patient’s coverage and minimize their financial risk. Even with our 120-day deferred payment launch terms, many physicians want to have experience getting paid. As a result, physicians are inclined to treat a single patient and see how reimbursement goes before treating additional patients. Other physicians wish to wait to hear how their colleagues are faring in the reimbursement process before incorporating Qutenza into their practices. As physicians treat their first patients with Qutenza and begin receiving explanation of benefits, or EOB’s, which can take 30-60 days from claim submission, we believe that they will begin expanding their use of Qutenza, assuming they are reasonably satisfied with reimbursement received for their time and the cost of Qutenza. The time required to train offices and secure initial reimbursement has been factored into our guidance for gradual uptake during the initial launch phase.

While we are on the subject of reimbursement, now is a great time to highlight our recent progress. Only four months into launch, the evidence on claims submitted and resolved through our reimbursement support program is encouraging. Through July 30, 2010, nearly 450 benefit investigations have been submitted to our reimbursement support group and about 3% resulted in a denial of benefit. Of those submitted, just under half represent Medicare claims, for which there have been no denials, and the balance represent private payer claims.

With regard to Medicare, we received Medicare Part B coverage for Qutenza in all 50 states, much sooner after launch than we expected. Additionally, CMS has granted Qutenza a specific C-code (C9268) to facilitate Medicare hospital outpatient reimbursement until a permanent J code is established, which is expected in January 2011.

In addition to the progress we have made with Medicare, we are also pleased with our progress on the private payer side. We are focusing our efforts on the approximately 50 U.S. managed care organizations that encompass approximately 90% of covered lives. Discussions with these organizations represent a process which often starts with building product awareness, then may lead to approval with restrictions and ultimately we hope may evolve to a positive coverage determination.

The hospital outpatient setting is a very important part of our Qutenza launch strategy as these institutions are well positioned for offering Qutenza treatments. Our team has made good progress as several large influential institutions have added Qutenza to their formularies. At institutions where we have gained formulary access, buying patterns have far exceeded other providers, and hospital purchases accounted for over 60% of our second quarter sales to end users. Qutenza is currently available either on formulary or otherwise at 60 U.S. hospitals and another 50 institutions are currently evaluating Qutenza for addition to their formularies. Although it takes some time to get on these formularies, we believe this early uptake suggests that hospital outpatient clinics will likely be a significant source of our sales activity going forward.

Starting October 1 we expect CMS to publish an average selling price, or ASP, for Qutenza. As you know, physicians will be reimbursed at ASP + 6% for Qutenza under Medicare Part B. Presently 7 of 12 Medicare contractors are reimbursing physicians based on the invoiced amount until an ASP is published by CMS. Shifting to ASP-based payments starting in October in states where contractors are reimbursing based on invoices will result in about $40.00 per patch for these physicians. We believe that publication of an ASP for Qutenza and the improved reimbursement it represents is important in expanding use of Qutenza.

Regarding coding and reimbursement for the Qutenza treatment procedure, all Medicare carriers have provided, and in some cases published, guidance on coding for physicians’ professional services related to Qutenza administration. Generally Medicare contractors are recommending providers use evaluation and management (E&M) codes to bill for the Qutenza procedure. E&M codes range from levels 1 to 5 based on a number of factors, including extent of history obtained, extent of examination performed and the complexity of medical decision making involved. It is not yet clear which Level E&M code physicians typically select when administering Qutenza. However, two Medicare contractors have published provider guidance that anticipates claims for the Qutenza application procedure would be billed with a Level 3 or 4 E&M code. Medicare payments for E&M codes vary by geography. The average allowable Medicare payment for Level 3 and 4 codes for an established patient and a participating physician are $68 and $108, respectively. Private payers, for the most part, have been following Medicare’s lead and are asking providers to use an E&M, or less frequently the 64999 code for an unlisted neurology procedure code. The payment rates for private payers are generally 150% to 200% of the allowable Medicare payment, although this can vary widely depending on local market factors.

As you can see, we’ve made significant headway in reaching and training physicians on the proper use of Qutenza, and progress with reimbursement is beginning to drive repeat customers. While we continue to reach and train new physicians, and gain access through hospital formularies, we continue to expect it will take at least four quarters from launch before revenue trends can begin to be analyzed to gauge long term product potential. For the time being, our favorable metrics on physician conversion and feedback from the field leave us confident that our strategy is effective.

Another potential leading indicator for us relates to our Medical Affairs function, a group within our organization that is staffed with MD’s, PharmD’s and PhDs. Their jobs include responding to medical information requests from physicians and patients, currently we are averaging over 100 inquiries a month, split roughly 50/50 between physician and patient requests.

Before I turn the call over to Stephen, I would like to provide a brief update on the Qutenza launch in Europe, as well as our clinical pipeline. In late May, I had the opportunity to participate in the NeuPSIG conference in Athens, where Astellas introduced Qutenza to the European pain community. I was extremely impressed with their professionalism and their commitment to the product, from the CEO of Astellas Europe to the country managers I had the pleasure of meeting. Astellas’ approach is very similar to ours, with a focus on training, ensuring knowledgeable physicians who will assist in the introduction of Qutenza across their markets. Astellas has been fully engaged in what we believe to be necessary activities to ensure success of Qutenza and as planned, the focus during the quarter has been to fully train specialist pain centers on the use of Qutenza and not on current period revenue generation. At the end of our second quarter, Qutenza was available in Germany, Austria, and the UK. We expect that during the second half of 2010 Astellas will launch Qutenza into more European markets, further increasing their presence in the Pain Specialist arena.

Regarding our clinical pipeline, we are moving steadily ahead on our plans to dose the first patient in our Phase 2 adaptive-design study of NGX-1998, our second capsaicin-based product candidate. NGX-1998 is a liquid formulation developed to provide greater versatility and to optimize rapid capsaicin delivery. Our desired end result is a reduction in overall treatment time required to deliver an efficacious dose of capsaicin. We have already begun study site selection, are planning an investigator meeting to be held in the third quarter, and expect to begin enrolling patients in the Phase 2 study before the end of the year. The objective of this study is to assess tolerability, determine the minimum time for the treatment procedure and select a capsaicin concentration for evaluation in the subsequent phase 3 program, expected to begin in 2012.

We are also evaluating potential post-approval clinical support studies with Qutenza. We are continuing to assess our HIV-DSP data and planning to discuss with the FDA the best path forward utilizing HIV –DSP data from our previous studies. Astellas is continuing to evaluate plans for a clinical study in painful diabetic neuropathy, or PDN, and our U.S. strategy with regard to PDN will continue to be evaluated in light of whatever work Astellas decides to do in this patient population to address E.U. regulatory requirements.

Stephen will now discuss our financial results for the quarter

Stephen Ghiglieri

Thanks, Tony. Our results for the second quarter 2010 are summarized in today’s earnings release which if you don’t already have, may be accessed on our website. In addition, we expect to file our Form 10-Q with the SEC next week, where you will find more detailed disclosures about our quarterly results. This being our first quarter after the commercial launch of Qutenza, I will be touching on a number of new areas in this conference call. First, I would like to talk about sales and revenue recognition.

As you know, we launched Qutenza on April 5. Our launch is being conducted by our own sales force which numbers 40 professionals. As Tony has already mentioned, our focus on the Qutenza “total office call” and our QPRO program are key elements of our strategy to build Qutenza into a valuable long term product. During the second quarter, we saw significant evidence of this strategy bearing fruit – and as we have discussed many times, product sales and revenue recognition are not the criteria by which we are measuring success for at least the next few quarters.

We have established a distribution channel which currently includes both specialty pharmacies and specialty distributors. The product we sell them is carried in their own inventory for ultimate sale to the end user – that is, physicians, clinics and hospitals who will treat patients with Qutenza. Our sales to our distribution network are where legal title passes and as such, this transaction results in our recording a sale and a receivable.

Pretty straightforward so far. However, due to accounting rules which require that we have a predictable pattern of return goods from those distributors before revenue can be recognized from our sales to distributors, for the near term we will defer revenue until we have evidence of distributors’ sales to an end user, which eliminates the potential for a product return.

Each of our distributors has agreed to abide by our return goods policy which is fairly restrictive and allows for the return of goods in three situations 1) if we shipped an order incorrectly, 2) if we shipped damaged goods and 3) if they have product which falls below a specified remaining shelf life threshold. Given this restrictive return goods policy, we anticipate a low level of product returns. This expectation is further supported by the fact that our distributors typically will carry a relatively small amount of inventory – usually 2 to 4 weeks. Regardless of these facts, we need experience to demonstrate that returns will not be significant – which typically is not possible until you have a sales history, which could take many quarters or even years. To obtain evidence of product sold through, we receive weekly data feeds from our distributors on product quantity sold through to end users – and this information provides the basis for what you will see in our income statements as recognized revenue for the foreseeable future.

During the second quarter, we sold $308,000 of Qutenza to our distributors, of which $153,000 remained as inventory in the distribution channel at the end of the quarter. We had evidence of “sell through” for a total of $155,000 of this amount and most quarters, this “sell through” amount would be our reported revenue. However, as a result of a launch program which provided extended payment terms to our specialty distributor customers, we have had to defer, revenue under that program until we are paid (which we expect to occur in the very near term). This extended payment program will expire at the end of August, so its effect will be less significant next quarter and should be completely washed through by the end of the year.

The revenue we did report, which totals $33,000, represents only the sell through from specialty pharmacy customers who were not included in the deferred payment program. During the quarter, we had only limited adjustments to gross sales – related to traditional discounts provided on government sales. Other than government discounts for such entities as public health facilities, VA and Medicaid, we do not currently have discounted sales programs. Included as an offset to our deferred revenue is approximately $5,000 of these government related discounts. In addition, on a go forward basis we will expect to net certain fees from our distributors against gross revenues, which we expect to total less than 5% of gross revenue.

Collaboration revenue in the second quarter 2010 totaled $2.1 million, which is principally comprised of $1.9 million in amortization of upfront payments received under our commercialization agreement with Astellas. In addition, we reported approximately $0.2 million of collaboration revenue representing net profit on supply of product to Astellas. The majority of this revenue results from our having expensed certain product costs in periods prior to receiving regulatory approval and subsequently selling that product to Astellas during this most recent quarter. Going forward we don’t expect to make a significant net profit or loss on sales of product to Astellas.

During the second quarter 2010, Astellas also made progress, as Tony mentioned previously, having introduced Qutenza in Germany, Austria and the United Kingdom. Although the vast majority of their activities were related to intensive physician training, they did report their first sales of Qutenza as well. As a reminder, we earn a royalty on Astellas’s net sales at a rate which starts in the high teens. Astellas is also responsible for paying third party royalties to UC and LTS on their net sales. We will be reporting Astellas royalties on a quarter lag basis to ensure adequate time to receive and incorporate this information into our quarterly reporting. Therefore, we reported no revenue from Astellas’ Qutenza sales this quarter. However, based upon the recently received royalty report, we expect our royalty on Astellas sales for the quarter ended June 30, to be nominal.

Total operating expenses for the second quarter 2010 were $11.1 million, a 106% increase from the $5.4 million we reported in the year ago period. This increase is due to higher selling general and administrative expenses due to the Qutenza product launch, offset by a minor decrease in our research and development expense that I will address in moment.

For the quarter, we recognized cost of goods totaling $45,000. Included in our cost of goods is the manufacturing cost for our products as well as certain costs associated with our third party logistics provider that manages the warehouse where our product is stored and provides the pick, pack and ship function for us. Much of the fees for this service are on a fixed cost basis. As a result, given the small amount of revenue recognized during this quarter, we ended up with negative margins. We will likely see a reduction in our target margins for the next few quarters but ultimately we believe that margins should be in the range of 90%.

Research and development expenses for the quarter totaled $2.7 million and were essentially flat with the second quarter of 2009. Activities in the quarter ended June 30, 2010 included maintenance of our NDA for Qutenza and general regulatory support, as well as the ramp of activities in our NGX-1998 development program, including non-clinical studies, formulation work and activities to support our initiation of a Phase 2 study in NGX-1998, which we expect to kick off towards the end of this year. In the second quarter of 2009, we were engaged in completing the MAA review process and supporting the FDA’s review of our NDA for Qutenza and also included a small study in Qutenza which we performed at the request of the FDA.

Selling, general and administrative expenses totaled $8.3 million for the second quarter of 2010, which represents a 219% increase over the $2.6 million we reported in the second quarter of 2009. This increase is due primarily to the commercialization of Qutenza, including the deployment of our sales force, ongoing costs of commercial operations, marketing costs associated with our launch, and reimbursement support activities. Additionally, we saw increases in our medical affairs function and general and administrative functions all mainly in support of commencing commercial operations.

We recorded $1.3 million of interest expense this quarter, resulting from our royalty financing transaction with Cowen Healthcare Royalty Partners. In April, we signed this $40 million debt facility which is secured by and will be repaid through the royalties and milestones that result from our commercialization agreement with Astellas. Under this agreement, we will accrue interest at 19%, which we estimate to be the effective interest rate of the debt facility. To the extent that revenue in flows from Astellas do not cover currently due interest, the residual or unpaid interest will become principal. As a result, for the next few quarters we would expect that our debt obligation to Cowen will continue to grow on our balance sheet. Once quarterly proceeds from Astellas are sufficient to meet currently due interest, the debt obligation will begin to be paid down.

Net loss for the second quarter of 2010 was $10.2 million compared to a net loss of $5.4 million for the second quarter of 2009. Net loss per share totaled $0.58 and $0.31 for the three months ended June 30, 2010 and 2009 respectively, based upon weighted average shares outstanding of 17.7 million and 17.6 million respectively. The weighted average shares used in computing loss per share for both periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $67.9 million at June 30, 2010, compared to $40.1 million at March 31, 2010. This increase in cash is due to our closing the debt facility with Cowen Healthcare Royalty Partners as previously discussed, offset by our cash burn during the quarter which totaled $11.7 million. We expect that our cash burn will continue in the range of $10 million to $12 million per quarter for the remainder of the year and we believe that our current cash resources are sufficient to last at least into late 2011.

On a final note, we also announced today that we are preparing to file a shelf registration statement in the next week or two. We expect this to be a $75 million universal shelf which we believe to be an appropriate financial tool to have in the tool box. We have no immediate intentions to utilize the shelf.

Before we turn to the Q&A I wanted to summarize the key points from our call today.

First, our launch of Qutenza is progressing and we are building momentum.

The key metrics that we touched on today, including the growing numbers of our physicians reached, benefit investigations initiated and resolved, incoming medical inquires from medical professionals as well as patients, all point to the success we are having in raising awareness of Qutenza in the market place and we believe bode well for future quarters.

We intend to continue to execute our total office call approach and focus on establishing the QPRO Centers of Excellence nationwide as we believe this will enable the greatest access for PHN patients to Qutenza in the intermediate term.

Finally, we believe that our continued successful execution of these strategies will position Qutenza to become a very significant product in the long run.

Thanks for your attention; I would now like to open the call up for questions,

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

As always, thank you for continued interest and support of Neurogesx. These are exciting times as we begin to see our commercialization efforts bear fruit while at the same time preparing to re-enter the clinic with NGX-1998.

I hope you all enjoy what’s left of summer. We look forward to seeing many of you after Labor Day.

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